DISTRIBUTORSHIP AGREEMENT

The undersigned:

1.the limited liability company Brabantia Valkenswaard
Beheer B.V., incorporated and existing under the laws of The Netherlands with registered office at Leenderweg 182, 5555 CJ Valkenswaard, The Netherlands, legally represented in this matter by its sales director Mr. Torben Sorensen, resident in Nuenen, hereinafter referred to as "Brabantia", and

2.the limited liability company Creative Technologies Corp., incorporated and existing under the laws of New York, with registered office in 170 53rd Street, Brooklyn, New York 11232, USA, legally represented in this matter by its President, Richard Helfman, and by its CEO, David Guttmann, hereinafter referred to as "Distributor",

WHEREAS:

parties wish to enter into a exclusive distributorship agreement;

DECLARE THAT THEY HAVE AGREED AS FOLLOWS:

Article 1. - Exclusive sale, demarcation and protection of territory.

1.Brabantia hereby grants to Distributor the exclusive right in the area comprising the territory of USA, hereinafter referred to as "the territory", to sell as a distributor for Brabantia all products produced and marketed by Brabantia under their brand name(s), specified in Appendix A, hereinafter referred to as "the products". A separate agreement in writing is required before new products can be added. Distributor is familiar with the distributorship agreement between Brabantia and Chantal Cookware Corp.

2.Brabantia undertakes for the term of the agreement not to appoint any third parties as importers, representatives, sales agents, intermediaries or other agents howsoever described in respect of the territory or market its products to third parties having their domicile or registered office in the territory other than through
  Distributor: Brabantia shall transmit to Distributor all orders and enquiries coming from (potential) customers in the territory.

3.During the term of this agreement and for a period of six months after termination of this agreement, Distributor shall not sell or market products obtained from suppliers other than Brabantia which products are in competition with products manufactured or marketed by Brabantia.

  If Distributor wishes to sell non-competing products of another make or if, at the date this agreement is executed by both parties, it does so already, it shall inform Brabantia.
  If Distributor undertakes such an activity, the regular performance of his obligations towards Brabantia must not be prejudiced thereby.

  Distributor shall not knowingly make any sales of the products and shall refrain from seeking customers outside the territory. Further Distributor shall refrain from marketing the products to a third party if it knows or should know that the aforementioned third party intends or plans to market the products outside the territory. Brabantia will inform Distributor if Brabantia knows that one of their other distributors intends or plan to market the products in the territory (this means exports from their own territory).
  In that case Brabantia will take appropriate steps. Distributor is not allowed to take any direct (legal) actions against theaforementioned distributor.

4.Distributor shall sell or otherwise market the products
  exclusively under Brabantia's      current and future
  brand names or any other symbols, using only Brabantia's codes and type descriptions. Brabantia hereby grants
  Distributor the non-exclusive and non-transferable licenses required for the purpose of identifying and advertising the products, within the scope of this agreement.

  Distributor shall not be permitted to issue sublicenses or to allow unlicensed manufacture of the products. Further Distributor is not allowed to use the brand names and/or any other symbols of Brabantia as part of his business name and is not allowed to remove or to change any brand name or symbol of Brabantia on the products.

  Distributor shall be empowered to affix on the products of Brabantia which are sold by it a plate bearing its trade name. This plate shall not detract from or dominate the Brabantia markings.

  Distributor shall neither register, nor have registered, any of the above mentioned brand names or symbols or Brabantia (or which are similar to those of Brabantia), in the territory or elsewhere. Except for liquidating the stock held by Distributor, Distributor's right to use the Brabantia's brand names or symbols shall cease immediately
  on   the expiration or termination for any reason of the
  agreement.

5.Distributor shall provide Brabantia with its purchase schedule and market plans for Brabantia's fiscal year (January 1st - December 31st inclusive) by November 1st of each year at the latest. This schedule shall be updated by Distributor on a quarterly basis. The minimum purchase amounts and the budgets are specified in Appendix B.

  The parties will stipulate how the different quotas are to be spread over the various years. Brabantia will hand over the structure for the aforementioned market plan to Distributor and discuss with Distributor every year (the means and methods to reach) the goals as well as the possible contribution of Brabantia to the investments to be made by Distributor.

  This minimum purchase amounts have also been laid down in good understanding between the parties on the basis of the knowledge of both parties of the market potential existing in the territory. If Distributor fails (or threatens to fail) to achieve the annual minimum purchase amount a default notice may be served in writing by Brabantia.

  Article 1, section 5 (with the exception of the minimum purchase amount) is applicable as of November 1st, 1996.

  Article 2. - The legal relationship between the parties.

1.The relationship between Brabantia and Distributor is that of seller and buyer. Distributor shall neither be a representative, agent or nominee of Brabantia nor be associated with Brabantia in any other way. The products shall therefore be marketed by Distributor in the territory on its own account and at its own risk. If, in order to sell the products, testing and certification are required in the territory, the costs resulting from this are borne by Distributor.

2.Each party shall insure at its own expense the risks in its own area of responsibility.

3.To the extent that Distributor may be charged with expenses due to damages that have occurred due to dangerous properties of the products (product liability), Brabantia is obliged to indemnify Distributor.

4.To the extent that Brabantia may be charged with expenses due to damages arising from the products caused by conditions for which Distributor is responsible, Distributor is obliged to indemnify Brabantia.

Article 3. - Further obligations of Distributor.

1.Distributor shall promote the products throughout the term of this agreement to the best of its knowledge and ability and in good faith and refrain from doing anything which could damage Brabantia's good name and corporate image.

2.Distributor shall set up and maintain an efficient sales organization for the products at its own expense, risk and responsibility. Distributor shall be expected to undertake effective sales promotion and maintain the demand for the products in the territory.
  Distributor shall reasonably advertise the products in the territory at its own expense; the incentive of Brabantia is mentioned in Article 1, section 5. The name "Brabantia" and the "Brabantia logo" shall be reasonably used for this purpose. This is in order to take advantage of the synergy effects resulting from Brabantia's international advertising activities.

  Distributor is obliged for the term of the agreement to obtain and renew registrations and licenses both for itself and for the products from all the appropriate federal, national and local authorities, commercial registers, trade associations and other authorities or institutions, where this is mandatory or can be reasonably recommended, to enable the products to be duly marketed in the territory.

  Distributor shall keep Brabantia informed of any relevant developments in the territory which could have a direct or indirect effect on Brabantia and its products. This includes e.g. any structural shifts in the markets, new competitor products or products lines, changes in regulations and standards, fairs and exhibitions as well as all acts of unfair competition affecting Brabantia and of all infringements of intellectual property rights of Brabantia which come to its notice. The costs of gathering information externally (to be approved by Brabantia) will be borne by Brabantia.

  Distributor shall assist Brabantia to the best of his abilities to protect itself against such acts and infringements. Distributor shall not participate in fairs and exhibitions if Brabantia is thereby excluded from other international fairs and exhibitions in which it wishes to participate, by virtue of the regulations of the same.

3.Drawings, technical documents or other technical information received by Distributor shall not, without Brabantia's prior consent in writing, be used for any other purpose than the selling of the products. They may not be otherwise used or copied, reproduced, transmitted and/or passed on to a third party; they have to be returned immediately at the request of Brabantia. All drawings and technical and commercial documents relating to the products, their manufacture or their use which have been passed to Distributor before or after the signing of this agreement, including all intellectual property rights, shall remain the property of Brabantia.

4.Where an accident involving one of the products occurs in the territory, Distributor must notify Brabantia by fax without delay and be prepared to cooperate fully with Brabantia to carry out a damage analysis and appraisal.
  This is to fulfil a legal liability and to defend any legal claim of the parties on their respective areas of responsibility. This obligation shall remain in force until final settlement of the claim; it shall be observed in all cases to prevent (further) damages.

5.Distributor must require every employee concerned with the products to be fully familiar with the contents of the documentations supplied by Brabantia before concluding any sales.

6.It shall be the sole duty of Distributor to comply with the provisions of this agreement. Distributor shall not be entitled to transfer its rights arising out of this agreement in whole or in part to third parties.

7.Distributor shall not be permitted to alter or modify the products and/or the instructions how to use the products.

Article 4. - Further obligations of Brabantia.

Without prejudice to the other provisions in this agreement
  Brabantia shall be obliged:

1.To provide Distributor with technical and sales support, especially during the first six months;

2.To meet with Distributor at least once a quarter during the first year of this agreement at request of Distributor, in order to assist Distributor to successfully market the products in the territory;

3.To devote all possible attention to orders placed and accepted, to carry them out carefully in accordance with the requirements and to ensure that the products to be supplied have a consistent level of quality;

4.To use its best efforts to deliver the products on the agreed delivery date; in the event of unforeseen delay Brabantia shall notify Distributor in good time; failure to meet delivery dates shall not however constitute grounds for a claim for compensation or cancellation of the affected order or previous order(s); however, if the delay exceeds sixty days, Distributor is entitled to annul the delayed order if Brabantia - after written demand hereof from Distributor - is unable to deliver within a reasonable time-limit hereafter; annulment of a delayed order does not entitle Distributor to annul other orders and is not regarded as good cause in Article 10, section 2, unless delays have occurred repeatedly during a substantial period; further Brabantia shall not be obliged to accept uncoordinated individual orders;

5.To give notice of any major technical modifications in good time and in writing, issuing at the same time the necessary technical and where appropriate, pricing documentation;

6.To announce in good time that a model or type or color of the products is being taken out of production;

7.To issue a certificate of origin at request of Distributor.

Furthermore Brabantia shall accept liability in the event of damage or personal injury caused by its products, if, and to the extent, such claim is recoverable under its product liability insurance, irrespective of the basis of the claim. The sum insured is a maximum of Dutch Guilders 5,000,000.00 per claim and Dutch Guilders 10,000,000.00 per year.

Article 5. - Terms of delivery.

1.All quotations issued by Brabantia are without engagement.
  A contract is concluded as soon as Brabantia has confirmed an (individual) order placed by Distributor.

  Brabantia may assume that orders are only issued by duly authorized employees of Distributor. Orders and confirmation of the orders must be in writing. This also applies to any amendments or additions to orders already placed. Therefore an amended order placed by Distributor does not bind Brabantia unless Distributor has placed an amended order with Brabantia within five days of the date of Brabantia's written confirmation of the original order and such amended order has itself been confirmed in writing by Brabantia.

  Illustrations, sketches, drawings, specifications and similar details supplied to Distributor at the quotation stage only serve as a rough indication for the products to be delivered and shall only deemed to be binding if they have been confirmed by Brabantia after an order has been placed. Brabantia shall not be bound by any obvious errors in printed material, drawings, sketches and other documents or any measurements, clerical errors or arithmetical errors.

2.In case of a complex quotation of prices there is no obligation for delivery of a part against a corresponding part for the price stated for the entire order.

3.Delivery f.o.b. according to Incoterms. The delivery time is extended with the time during which Distributor remains negligent to observe any obligation of payment or any other obligation resulting from the order or this agreement.

4.If the products are not accepted by Distributor when delivered, Distributor shall be in default. In that case Brabantia is entitled to store the products or to have them stored on the account and at the risk of Distributor, to invoice, and if Distributor does not meet its payment obligation in time, to make use of his right to cancel the order.

5.All deliveries are considered to have been approved unless
  Distributor, within eight days after the moment the products have arrived at their warehouse, notifies in writing that and why it does not agree with the delivery. Complaints in regard to errors in invoicing are to be notified within eight days after receipt of the invoice. After this period of eight days the invoice is considered to be approved.

6.Payment (only in Dutch Guilders) shall be effected in principle with an irrevocable letter of credit issued by a leading Dutch bank (receipt of amounts mentioned in the invoice: sixty days after date of invoice). However parties have agreed to start with an open account which can be changed unilaterally by Brabantia at any time. No invoice shall be submitted by Brabantia prior to the shipping of the products in Rotterdam. If at the latest eight days after receipt of the invoice Distributor does not find fault with the price calculated, it is considered to have approved it.

7.The price list (f.o.b.) of the products will be attached to this agreement as Appendix C December 15, 1995 at the latest. Brabantia will base the price list for the following years on their experiences in previous year(s).
  Provided Distributor has had three months prior notice, export prices may be changed by Brabantia during the validity of the agreement on an annual basis. Further price adjustments, which may become necessary during any given year as a result of extraordinary circumstances, shall be announced at least one full month before they come into effect. Distributor is aware of these price adjustments.

8.In the event of overdue payment Brabantia may, after notifying Distributor in writing, suspend performance of this order until payment in full has been received. Brabantia shall be further entitled to suspend fulfillment of all orders received from Distributor, whether acknowledged or not, if and as long as Distributor does not fulfil a claimable obligation, called whatsoever, towards Brabantia.

9.Any amounts due to Brabantia for products supplied to
  Distributor which have not been received in time, shall accrue an interest rate at the legal Dutch rate of interest (currently eight percent/year) plus two percent. If Brabantia finds it necessary (because of this agreement or an order) to institute measures to recover sums due, Distributor shall be obliged to reimburse any internal costs incurred. It shall be assumed that Brabantia is obliged to institute collecting measures when payment from Distributor is outstanding to a greater number of days than agreed upon. Internal cost shall be fixed at five
  percent of the invoice amount. The parties   undertake not
  to demand either a reduction or an increase in these internal costs in any legal proceedings.

10. If Distributor instructs Brabantia to manufacture products from drawings, models, samples or other indications coming from Distributor, the latter takes on the full guarantee that as a result of this manufacture or delivery of these products no trademark, trade model or other right of third parties is harmed.

11. The products shall remain the property of Brabantia until such time as full payment for products supplied is received by Brabantia. If the products are actually in Distributor's possession before they are paid for, they shall be deemed to have been shipped on a consignment basis and Brabantia shall be entitled at any time to recover these products (entering on to the Distributor's property for this purpose if necessary) or demand their return forthwith. If Brabantia agrees to accept an order without an irrevocable letter of credit, Distributor may, at Brabantia's sole discretion, be obliged to give additional security.

12. Individual orders with members of Brabantia's personnel do not bind the latter as far as they have not been confirmed in writing or are executed immediately. The same applies for possible credit notes. In this connection all employees, exclusive of the management and the employees who have been authorized in writing by the management of Brabantia (towards Distributor), are to be considered as personnel.

13. The parties will consider carefully possible discrepancies in the terms of delivery used by Brabantia towards the Distributor as compared with the terms of delivery used by Distributor towards its customers, e.g. with regard to the guarantee. Distributor will inform Brabantia about its selling price and the level of the end consumer-price in the territory.

14. These terms also apply to extra work, by which is understood all that is delivered or performed over and above what is recorded in the confirmation of the order during the execution of the order. In general the previous additional order of Distributor will be requested before the execution of extra work, but if the activities make the immediate execution necessary, the extra order is to be considered in the original order and the confirmation of the original order, and on the basis thereof Brabantia can charge the additional amount to Distributor. Further all orders shall be subject also to the remaining provisions of this agreement (e.g. article 10, section 7).

Article 6. - Warranty.

1.Brabantia shall warrant Distributor that the products supplied in the version intended for the territory are free from technical defects. The warranty on these products shall be valid for respectively 5 years (out door products) and 10 years (in door-products) from the date of delivery f.o.b.

2.If a product is defective, Brabantia is obliged, according to its own choice:
- -  to make a new delivery, or
- -  to credit Distributor with the value of the products.

  The defective products shall be returned to Brabantia once in a quarter. Half of the costs of transportation will be payed by Brabantia. This amount will be deducted in the next invoice to Distributor.

     3.Warranty claims shall not be entertained, where:
     - the inferiority of the products delivered is not announced to Brabantia within fourteen days after establishing the fact;
- - the products have been used in a way which is not mentioned in the directions for using the products; -
  the damage or defect is the result of an extraneous cause or has been caused by the fact that the products are subjected to normal wear and tear.

4.Brabantia's liability on account of this agreement is explicitly limited to observation of the guarantee obligation described in article 6, unless mandatory law involves Brabantia in further liability. Each claim in respect of trading loss or other indirect damage
  (including damage to third parties) is ruled out.

5.Brabantia is not liable for costs, damage and interests that could occur as a direct or indirect result of:

 a)mistakes of personnel and third parties that Brabantia makes use of;
 b)a defect in the products supplied, if, on the basis of the scientific and technical knowledge at the moment upon which Brabantia released the products, it was not reasonably possible to discover the existence of the defect;
 c)violation of patents, licenses or other rights of third parties as a result of use by or on account of the written data given by Distributor.

6.Distributor safeguards Brabantia for claims of third parties on account of damage that has appeared in connection with products delivered to Distributor by Brabantia, unless there is a talk of product liability.

Article 7. - Anticipated non-performance.

Notwithstanding other provisions in this agreement regarding suspension, each party shall be entitled to suspend performance of its obligations under this agreement where it is clear from the circumstances that the other party will not be able to perform its obligations. The party suspending the performance of its contractual obligations shall forthwith notify the other party thereof in writing, giving reasons (both by fax and by registered letter with acknowledgment of receipt).

Article 8. - Confidentiality.

1.Distributor is prohibited, either during the term of the agreement or after its termination, to disclose to third parties, directly or indirectly, in any way whatsoever, any details of Brabantia's business. In this eventuality, each breach of confidentiality shall be subject to an penalty amounting to Dutch Guilders 250,000.00, payable without dun, notice of default or legal intervention, without prejudice to its obligation, should Brabantia so require, to pay in place thereof full compensation for any damages arising in this respect where this amount is greater than the aforementioned Dutch Guilders 250,000.00. The aforementioned right of Brabantia doesn't restrict it to exercise its other rights mentioned in this agreement.

2.Article 8, section 1 is also applicable for Brabantia concerning products and activities which are not related to this distributorship agreement.


Article 9. - Force Majeure.

1.Neither party shall be held liable for any breach of this agreement which can be attributed to force majeure, such as (e.g.) labor disputes, the unavailability of transportation, products (e.g. raw or subsidiary materials) or services, governmental restrictions and/or actions, regulations issued by the EU authorities or to a war (whether declared or not).

2.In the event of non-performance or delay attributable to force majeure, the period for the performance of the applicable obligation under this agreement shall be extended for a period equal to the period of delay (with a maximum of three month).

  However, Distributor is obliged to settle on time any sums outstanding in respect of orders already completed by Brabantia. The party affected by the delay shall nevertheless use its best efforts - with no obligation to spend substantial sums which would not otherwise be required under this agreement - to circumvent or overcome the cause of the delay.

  Article 10. - Term of the agreement, termination.

1.This agreement shall come into effect on January 1st, 1996 for a duration of five years and shall be extended automatically at every turn for one further year, unless notice of termination is given by either party by registered letter with acknowledgment of delivery no later than six months before expiration. However parties will evaluate their relationship in December 1996. If after this evaluation one of the parties doesn't wish to continue the existing distributorship agreement (on whatever ground), the distributorship agreement will be terminated on December 31st, 1996. In that case neither party has the right to any compensation.

All notices and other communications provided hereunder shall be mailed as follows:

  a.   if to distributor:  170 53rd Street
                 Brooklyn
                 New York 11232
                 USA

  b. if to Brabantia: P.O. Box 16
                 5550 AA Valkenswaard
                 The Netherlands

2.Each party shall be entitled to terminate this agreement with good cause by giving thirty day's notice. The reasoned termination of the agreement requires the written form and has to be served by registered letter with acknowledgment of delivery.

Good cause means, among other things, the following:

- - failure to perform essential contractual obligations (e.g. minimum purchasing amount);
  - breach of trust;
  - where one of the parties is declared bankrupt or is insolvent or makes an assignment for the benefit of a creditor, or where a receiver has been appointed to take possession of any part of either party's assets;
- - where the legal structure or ownership of one of the parties has changed in such a way as seriously to affect
     the result that the other party could reasonably expect from this agreement;
- - if the parties can't reach an agreement concerning the price list 1996 before December 15 th, 1995.

3.Where a good cause exists, as stated in article 10,
  section 2, the following options (in addition to termination the agreement) shall also be available to Brabantia, to be used at its own discretion, in the event of failure to fulfil the minimum purchase obligation as specified in Appendix B:

- - to convert it into a non-exclusive distribution agreement and/or,
- - to restrict the territory and/or,
- - to restrict the range of "Brabantia" products to be marketed.

4.Subject to the provisions of article 10, section 1, on termination of the agreement the parties shall not be liable to each other for compensation or the payment of damages in respect of loss of prospective profits, all costs, investments, redundancy payments, loss of goodwill or any other possible consequential losses, whether direct or indirect.

  However the following exception is applicable if this agreement expires as stated in article 10, section 1 as a result of an initiative on the part of Brabantia. Then if Distributor mainly as a result of its own efforts has brought Brabantia a substantial number of new customers or has significantly increased the volume of business with existing customers and Brabantia is able to continue deriving substantial benefits from the business of such customers, Distributor is entitled to the following compensation.

  The compensation constitutes 1 1/2 percent of Distributor's annual turnover (exclusive V.A.T.) concerning the products, calculated on the basis of the 12 months preceding the date the letter of termination is sent by Brabantia. In the event that Distributor's annual turnover exceeds Dutch Guilders 1,000,000.00 the compensation constitutes 2 1/2 percent of the excess amount. The compensation shall be paid at the latest 60 days after the termination of this agreement.

5.On termination of the agreement Brabantia has the right to take back the stock (undamaged products) held by Distributor at the same price calculated by Brabantia to Distributor, with deduction of any allowance on damaged packing. After statement by Brabantia of the products it will buy back Distributor shall be obliged to put such products at the disposal of Brabantia forthwith. The freight charges for the transport of the stock bought back to the address stated by Brabantia shall be for Distributor's account.

6.After termination of this agreement Distributor shall remain empowered to complete all current orders at the time of the termination. Brabantia shall assist Distributor to make such deliveries. Furthermore Distributor shall remain empowered after termination of this agreement in respect whereof Brabantia has not exercised its right to repurchase to customers, subject to the otherwise relevant provisions hereunder. Otherwise, Distributor shall be obliged after termination of this agreement to stop the sale of the products of Brabantia however obtained. Acts performed by parties after termination of this agreement cannot be interpreted as a taciturn renewal of the distributorship agreement.

7.If either Distributor or Brabantia shall default in any of the covenants in this agreement, obliging the other party to commence extrajudicial, legal or arbitration proceedings against the defaulting party, the latter shall bear all reasonable expenses of this litigation, including court costs and all attorney's fees incurred by the non defaulting party.

  Article 11. - Applicable law and arbitration.

1.This agreement has been made according to the laws of the Netherlands and it shall be governed and construed according to the laws of the Netherlands. In addition, this agreement between the parties shall be subject to the provisions of the "Convention of the International Sale of Goods" (1980).

2.In the event of a dispute between the parties which cannot be settled amicably, both parties shall submit such dispute solely to arbitration proceedings in accordance with the arbitration and conciliation rules of the
  International Chamber of Commerce in    Paris by
  appointing three arbitrators as required under said rules. The law of the Netherlands will apply in cases not covered by the aforementioned rules. The award resulting from such arbitration proceedings shall be final and binding on both parties. The place of arbitration shall be Amsterdam. The arbitration proceedings shall be conducted in the English language.

3.The arbitration clause mentioned in the preceding
  paragraph does not restrict each party in urgent cases to
  issue court proceedings against the other party to obtain
  a court order regulating questions of conduct between the
  parties pursuant to this agreement, or to obtain a speedy
  settlement by way of a court order to disputes requiring
  instantaneous resolution. The party who would like to
  start the proceeding has the right to choose the district
  court having jurisdiction over the registered office   of
  Brabantia or of Distributor.

Article 12. - Miscellaneous.
1.No waiver by either party of strict compliance with all
 terms and conditions     of this agreement shall
 constitute a waiver in respect of any subsequent failure of the other party to comply strictly with all terms and condition hereof. Further agreements supplementary to and/or amending this agreement must be agreed in writing.
 In the absence of such written agreement they shall be deemed by the parties to be non-existent.

2.In the event that any part of this agreement shall be legally declared to be null and void, this shall not affect the validity of the remainder of this agreement.
 The parties shall be obliged to negotiate within one month a new provision corresponding to the intentions of the parties to replace the invalid section of this agreement.
 If no (new) written agreement can be reached, this shall be set out by the aforementioned arbitration.

3.This agreement is drawn up in two copies. Each copy shall be deemed to be an original but both shall constitute only one document. The parties agree to be bound if they have received a paraphed and signed copy of the agreement of the other party by telefax.

As hereinbefore agreed, drawn up in duplicate and signed in Valkenswaard,

New York,
Date: 30.08.1995                       Date: 30.08.1995
Brabantia Valkenswaard Beheer B.V.,    Creative Technologies
Corp.,
Torben Sorensen                        Richard Helfman David
Guttmann